Exhibit 23(a)


                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Hardinge Inc. Savings Plan and to the incorporation by reference therein of our reports dated January 25, 1995 (Form 10-K) and January 25, 1995, except for Note 8, as to which the date is May 24, 1995 (Form S-2), with respect to the consolidated financial statements of Hardinge Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1994, and in its Registration Statement (Form S-2 No. 33-91644), filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP


Syracuse, New York
December 13, 1995